UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 16, 2013, ARIAD Pharmaceuticals, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its lease agreement (the “Lease”) dated January 4, 2013 with ARE-MA REGION NO. 48, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (the “Landlord”), for lab and office space in two connected mixed use buildings to be constructed by the Landlord at 75 Binney Street and 125 Binney Street in Cambridge, Massachusetts, which will be known as the Alexandria Center at Kendall Square.  The Company intends to move its corporate headquarters to the new buildings once they are completed, which is currently expected to occur in early 2015.

Under the terms of the Amendment, the Company will lease the remaining approximately 142,000 square feet of space at 75 Binney Street that were subject to options to lease by the Company pursuant to the terms of the Lease.  The term of the Lease will remain as provided for in the Lease, commencing upon substantial completion of the buildings and continuing for 15 years from the commencement date, with options to renew for three terms of five years each, subject to the terms of the Lease.

Rent and estimated operating expenses, including real estate taxes and utilities, for the entire premises (consisting of approximately 244,000 square feet pursuant to the Lease and 142,000 square feet pursuant to the Amendment) will be approximately $15.5 million per year for the first two years of the Lease and approximately $38.6 million per year thereafter, with annual increases of 1.75%.  The Company has the right to sublease space in the premises.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	September 18, 2013